Exhibit 99.1

COMPANY CONTACTS:

Diane Morefield

EVP, Chief Financial Officer

Strategic Hotels & Resorts, Inc.

(312) 658-5740

Jonathan Stanner

VP, Capital Markets & Treasurer

Strategic Hotels & Resorts, Inc.

(312) 658-5746

FOR IMMEDIATE RELEASE

MONDAY, JUNE 27, 2011

STRATEGIC HOTELS & RESORTS CLOSES ON THE ACQUISITION OF THE REMAINING

INTEREST IN THE INTERCONTINENTAL CHICAGO

CHICAGO, IL – June 27, 2011 - Strategic Hotels & Resorts, Inc. (NYSE: BEE), today announced that it closed on the acquisition of the 49 percent interest in the InterContinental Chicago hotel previously held by an affiliate of the Government of Singapore Investment Corporation (GIC) in exchange for approximately 10.8 million shares of the Company’s common stock at an agreed upon issuance price of $6.50 per share, approximately $11.8 million of cash consideration, its pro-rata share of working capital and certain reimbursements subject to a post-closing adjustment.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The Company currently has ownership interests in 17 properties with an aggregate of 7,762 rooms. For a list of current properties and for further information, please visit the Company’s website at http://www.strategichotels.com/.

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